Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-252048 on Form S-3 of our report dated February 24, 2022, relating to the consolidated financial statements of Dominion Energy South Carolina, Inc. and affiliates, appearing in this Annual Report on Form 10-K of Dominion Energy South Carolina, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 24, 2022